Airspan Announces Second Quarter 2008 Results

Highlights

•	$21.4 million in revenues for second quarter 2008
•	Net cash used in the quarter of $0.9 million
•	Cash, cash equivalents, short-term investments and restricted cash amounted to $33.1 million at the end of the quarter
•	Revenue derived from over 90 WiMAX customers in the second quarter 2008
•	Increased WiMAX deployments in the US with new FCC approved products
•	WiMAX Network expansions in Middle East, Eastern Europe and Latin America
•	WiMAX Forum® Wave II certification for Mobile WiMAX USB

BOCA RATON, Fla. - August 6, 2008 - Airspan Networks Inc. (Nasdaq: AIRN), a leading provider of WiMAX based broadband wireless access networks, today announced results for the second quarter ending June 29, 2008. Second quarter 2008 total revenues decreased by 3% to $21.4 million compared to $22.1 million for the second quarter of 2007. The second quarter gross margin was 32%, compared to 8% in the second quarter of 2007, which included a significant inventory write-down. Net loss attributable to common stockholders was $8.8 million or $0.15 per share for the second quarter of 2008, compared with a loss of $11.7 million or $0.29 per share in the second quarter of 2007.

Key Figures In $US thousands except for EPS	Second Qtr 2008	Second Qtr 2007	First Qtr 2008
Total Revenue	21,391	22,073	17,159
WiMAX Revenue	12,708	14,125	13,321
Non-WiMAX Revenue	8,683	7,948	3,838
Gross profit	6,744	1,850	5,236
Operating Expenses	15,735	13,707	15,596
Net Loss	(8,820)	(11,676)	(10,052)
Net loss per share (basic and diluted)	(0.15)	($0.29)	($0.17)
Weighted Average Common Shares Outstanding (1)	58,682,735	40,820,968	58,599,702

(1)	Excludes shares of common stock issuable on exercise of stock options and 21,630,856 shares of common stock issuable on conversion of the Company’s Series B preferred stock.

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“We have registered a well executed quarter in a dynamic market environment. Our fixed network business continues to be strong. We see great potential across all regions for our products, winning new customers and growing incumbent accounts. Our relationships with Fujitsu, Gilat, and Nortel continue to grow revenues and new customers. In addition, our mobile products are advancing rapidly evidenced by our successful mobile WiMAX certification” commented Eric Stonestrom, Airspan’s president and chief executive officer.

“Commercial activity in the quarter included several expansion contracts in the Middle East, Eastern Europe and Latin America. These contract extensions underscore our customers’ reliance on Airspan products to grow their businesses. We are winning new contracts globally which highlights our competitive product offerings in both emerging and fully developed economies.

“We are increasingly confident as we move into the second half of the year. The WiMAX market holds significant growth potential and while we will continue to target operational efficiencies, we will also aggressively pursue business opportunities, invest in our technology and marketing, and continue to work with our strategic partners to grow our business,” Mr. Stonestrom continued.

Second Quarter Financial details

Total second quarter revenues decreased year over year by 3% to $21.4 million compared with $22.1 million in the second quarter of 2007. Compared to the first quarter 2008 revenues of $17.2 million, second quarter revenues increased 25%, driven by a significant increase in non-WiMAX revenues, which amounted to $8.7 million in the quarter. WiMAX revenues were down 5% at $12.7 million in the second quarter of 2008, compared to $13.3 million in the first quarter 2008.

Gross margin was 32% compared to 8% recorded in the same quarter of 2007. Total operating expenses for the second quarter of 2008 were $15.7 million, a 15% increase over the same period last year. A restructuring charge of $0.6 million was recorded in the quarter related to cost cutting initiatives, compared to a credit of $0.5 million in the corresponding second quarter of 2007.

Geographically, in the second quarter of 2008, approximately 35% of revenue was derived from customers in Mexico, Latin America and the Caribbean, 24% from customers in Europe, 21% from customers in Africa and the Middle East, 13% from customers in the United States and Canada and 7% from customers in Asia.

Cash, cash equivalents, short-term investments, and restricted cash amounted to $33.1 million compared to $34.0 million at March 30, 2008, resulting in cash usage for the quarter of $0.9 million. Days Sales Outstanding (DSOs) were 67 at the end of the second quarter, down significantly from 110 at the end of 2007.

“We are very focused on growing our revenues and efficiently managing our costs and cash resources. We are increasing our sales and marketing activity around our award winning WiMAX products while reducing expenditures in other non-core areas,” commented David Brant, Airspan’s chief financial officer.

Outlook

“The business outlook in the second half looks improved from the recent past as more operators utilize fixed WiMAX, and mobile WiMAX increases in momentum. Given the current market perspectives, we anticipate that our full year revenue will be in the range of $90 million and WiMAX will continue to increase as a percentage of our customer wins and revenues,” commented Mr. Stonestrom.

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Conference Call

The Company has scheduled an investor conference call for 8:30 a.m., EDT today. Please call the following dial-in number to participate in the call: US toll-free number is (888) 443-9987; the international access dial-in number is +1 (706) 634-0598. Please reference the Airspan Networks quarterly conference call, Conference ID 55751459. A replay of the call will be available approximately two hours following the live session through September 6, 2008. The U.S. toll-free number for the replay is (800) 642-1687; international dial-in number for the replay is +1 (706) 645-9291. Please use access code 55751459.

Investors may also register for the audio webcast of the conference call under the ‘financial calendar’ tab of the Investor Relations section of the Airspan Web site at http://www.visualwebcaster.com/event.asp?id=49900.

About Airspan Networks Inc.

Airspan is the industry’s leading WiMAX pure player, ranked #1 for IEEE802.16-2004 WiMAX revenue in 2007 and has now been selected for some of the world’s largest mobile WiMAX deployments. With direct sales offices throughout Asia, EMEA and the Americas, a worldwide network of resellers and agents, and partnership alliances with major OEMs, Airspan boasts over 100 commercial WiMAX deployments worldwide. www.airspan.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. The Company is subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for 2008. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investor Relations and Media Inquiries, contact:

David Brant
Senior Vice President & Chief Financial Officer
Airspan Networks Inc.
Tel: +1 561 893-8650
Fax: +1 561 893-8681
Email: dbrant@airspan.com

Charlotte Laurent-Ottomane
Investor Relations
Email: clottomane@airspan.com
Tel. +561 395 4581

Airspan Networks Inc.

Consolidated Balance Sheets
(in thousands)

	June 29, 2008	December 31, 2007
	Unaudited	Audited
ASSETS
Current Assets
Cash and cash equivalents	$25,710	$30,815
Restricted cash	544	393
Short-term investments	6,860	5,504
Accounts receivable, less allowance for doubtful accounts	18,625	33,853
Inventory	13,351	16,720
Prepaid expenses and other current assets	3,939	5,338
Total Current Assets	69,029	92,623

Property, plant and equipment, net	5,316	5,895
Goodwill	11,633	10,231
Intangible assets, net	3,480	1,870
Other non-current assets		3,402

Total Assets	$89,458	$114,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$7,728	$11,938
Deferred revenue	2,858	5,125
Customer advances	781	892
Other accrued expenses	12,497	13,063
Short-term debt	7,500	7,500
Total Current Liabilities	31,364	38,518

Non Current Liabilities
Long-term debt	1,787	1,787
Accrued interest on long term debt	193	191
Total Liabilities	33,344	40,496

Stockholders’ Equity
Common stock	17	17
Note receivable - stockholder	(87)	(87)
Additional paid in capital	351,179	349,718
Accumulated deficit	(294,995)	(276,123)
Total Stockholders’ Equity	56,114	73,525

Total Liabilities and Stockholders’ Equity	$89,458	$114,021

Airspan Networks Inc.

Consolidated Statements of Operations
(in thousands except for share and per share data)

	Quarter End		Year-to-Date
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
	(unaudited)		(unaudited)
Revenue	$21,391	$22,073	$38,550	$48,733
Cost of revenue	(14,647)	(20,223)	(26,570)	(38,631)

Gross profit	6,744	1,850	11,980	10,102

Operating expenses:
Research and development	6,738	5,844	13,674	11,387
Sales and marketing	4,302	3,508	8,541	6,870
Bad debt provision	426	723	473	955
General and administrative	3,395	3,923	7,535	8,164
Amortization of intangibles	234	234	468	468
Restructuring	640	(525)	640	(485)

Total operating expenses	15,735	13,707	31,331	27,359

Loss from operations	(8,991)	(11,857)	(19,351)	(17,257)

Interest income, net	117	207	233	487

Other income, net	71	(28)	313	3

Loss before income taxes	(8,803)	(11,678)	(18,805)	(16,767)

Income tax (provision)/benefit	(17)	2	(67)	(37)

Net loss	$(8,820)	$(11,676)	$(18,872)	$(16,804)

Net loss per share - basic and diluted	$(0.15)	$(0.29)	$(0.32)	$(0.41)

Weighted average shares outstanding- basic and diluted	58,682,735	40,820,968	58,641,218	40,674,533